EXHIBIT 99.1

                           CHESTER VALLEY BANCORP INC.
             REPORTS EARNINGS OF $1.5 MILLION FOR ITS' FIRST QUARTER

FOR IMMEDIATE RELEASE

MONDAY OCTOBER 25, 2004

CONTACT: JOSEPH T. CROWLEY
         TREASURER & CHIEF FINANCIAL OFFICER
         (610) 269-9700 EXT. 3085

Downingtown - Chester Valley Bancorp Inc. announces that the Company posted earnings of $1.522 million or $0.29 per diluted share for its' first quarter ended September 30, 2004. This compared to earnings of $1.514 million or $0.29 per diluted share for the quarter ended September 30, 2003.

While earnings were relatively stable from period to period, the Company reported net interest income of $5.114 million for the quarter ended September 30, 2004, an 8.6% increase over the comparable quarter in the prior year. After years of pressure and a resulting decline in the Company's net interest margin, the Federal Reserve Bank's recent rate hikes totaling .75%, have positively impacted the Company's net interest margin. The net interest margin (computed on a fully tax equivalent basis) increased to 3.47% during the quarter from 3.41% for the fourth quarter ended June 30, 2004. Future increases in short-term interest rates should have a positive impact on the Company's earnings, as the Company continues to be asset sensitive.

Non-interest income increased to $2.089 million for the quarter ended September 30, 2004, a 3.7% increase over the quarter ended September 30, 2003. The increases occurred primarily in investment services income, including trust fees along with an increase in deposit fees resultant from a growth in transaction type deposit accounts (i.e. Consumer and business checking, money market and savings).

The above noted increases were largely offset by an increase in operating expenses, primarily in compensation and benefits. In addition to normal salary increases for the year, the Company has made a significant investment in its future. The Company expanded its retail brokerage business personnel in September 2004. Additionally, on a yearly comparison, the Bank hired seven lending and private-banking relationship managers who became available as a result of the recent consolidation within the local community banking market. In addition the Bank expanded its branch network through the Coatesville branch acquisition from PNC National Bank in March 2004 and the purchase of the Firstrust deposits in Exton. Additionally, the Bank opened a loan production office in Plymouth Meeting, Montgomery County, Pennsylvania, an area that was largely impacted by the afore-mentioned consolidation; and a Private Client office in West Chester Borough to better serve the complex needs of affluent clients and the professionals who handle their business affairs.

At September 30, 2004, total assets increased to $644.7 million as compared to total assets of $642.1 million at June 30, 2004. At September 30, 2004, loans receivable, net increased by 1.3% to $400.1 million as compared to $395.1 million at June 30, 2004. Excluding residential mortgage loans, which continued to decline, the loan portfolio grew $9.4 million or 2.9% from June 30, 2004. Additionally, in anticipation of a rising interest rate environment, the Company focused its' retail sales personnel on variable rate home equity lines, rather than lock the Bank into longer-term fixed rate assets.

The asset growth was funded with both deposits and Federal Home Loan Bank advance borrowings. Although the outstanding loan balances increased by just 1.3%, the Company closed $22.3 million in construction and commercial loans, of which $20.1 million are lines of credit, much of which is expected to fund during the next quarter. Undrawn commercial and construction loans increased by $11.2 million between June 30, 2004 and September 30, 2004. Additionally, at September 30, 2004, the Company had a pipeline of commercial and construction loans of approximately $40.0 million, which were at various stages of the commitment and customer acceptance process. The ultimate closing of these loans is dependent upon a number of factors including but not limited to; (a) competition within the marketplace, (b) changes in interest rates during the process and (c) other factors impacting the customer. In October 2004, the Company received a $750 thousand principal pay-down on an approximate $2.9 non-performing commercial mortgage. Additionally, the borrower prepaid interest as a condition to the Bank's extension of the maturity date on the remaining balance of the loan.

Donna Coughey, President and CEO stated, "While loan demand has increased, the competition within our market is intense. Despite this competition, our loan closings were strong and the future funding of lines of credit closed during the quarter, as well as the restructuring of the loan portfolio achieved through June 30, 2004 will positively impact future earnings. Additionally, our successful acquisition of the Exton deposits from Firstrust bank, the recent announcement of our pending acquisition of the Avondale branch from PNC National Bank and the opening of a de novo branch in Oxford illustrate our commitment and ability to enhance our existing branch networks through both external acquisitions as well as internal growth. We are excited about the recent opening of our Plymouth Meeting loan production office which we believe will provide us with a stronger presence in a market that has been impacted by the recent consolidation within the local community banking industry."

Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial's executive offices are located in Downingtown, Pennsylvania with branches in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle Square, Coatesville and West Chester. Philadelphia Corporation has offices in Wayne and Philadelphia.

Chester Valley Bancorp stock is traded on the NASDAQ market under the symbol "CVAL".

This press release, contains certain "forward looking statements", either express or implied, which concern anticipated future operations of the Company. While these statements represent management's current judgment on what the future may hold and management believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in the Company's filing on the Form-10-K for the year ended June 30, 2004. The Company assumes no duty to update these statements should actual events differ from expectations.


                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in Thousands)
                                    Unaudited

                                                                         SEPTEMBER 30,   JUNE 30,
                                                                             2004          2004
                                                                         -------------  ---------
ASSETS
  Cash in banks                                                            $   9,977    $  12,844
  Interest-bearing deposits                                                   12,410       15,352
                                                                           ---------    ---------
     TOTAL CASH AND CASH EQUIVALENTS                                          22,387       28,196
                                                                           ---------    ---------
  Trading account securities                                                       7            8
  Investment securities available for sale                                   132,777      130,089
  Investment securities held to maturity (fair value -
     September 30, 2004, $57,938
     June 30, 2004, $57,779)                                                  57,740       59,384

  Loans held for sale                                                            963          538

  Loans receivable                                                           406,991      401,965
     Deferred fees                                                              (476)        (508)
     Allowance for loan losses                                                (6,386)      (6,331)
                                                                           ---------    ---------
        Loans receivable, net                                                400,129      395,126
                                                                           ---------    ---------

  Accrued interest receivable                                                  3,026        2,652
  Property and equipment - net                                                13,041       13,009
  Bank owned life insurance                                                    5,472        5,414
  Real estate owned                                                               54           54
  Goodwill and other intangibles                                               1,816        1,555
  Other assets                                                                 7,281        6,083
                                                                           ---------    ---------
     TOTAL ASSETS                                                          $ 644,693    $ 642,108
                                                                           =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
  Deposits                                                                 $ 429,049    $ 427,103
  Securities sold under agreements to repurchase                              18,265       27,216
  Advance payments by borrowers for taxes and insurance                          479        1,433
  Federal Home Loan Bank advances                                            130,239      120,963
  Trust preferred securities                                                  10,310       10,310
  Accrued interest payable                                                       668          679
  Other liabilities                                                            1,609        2,147
                                                                           ---------    ---------
     TOTAL LIABILITIES                                                       590,619      589,851
                                                                           ---------    ---------

  Stockholders' Equity:
  Preferred stock - $1.00 par value;
     5,000,000 shares authorized; none issued                                     --           --
  Common stock - $1.00 par value;
     10,000,000 shares authorized;
     5,139,165 and 4,876,484 shares issued and outstanding
     at September 30, 2004 and June 30, 2004, respectively                     5,139        4,876
  Additional paid-in capital                                                  41,166       36,247
  Retained earnings - partially restricted                                     9,433       13,303
  Treasury stock (612 and 583 shares at September 30, 2004 and June 30,
     2004, respectively, at cost)                                                (13)         (13)
  Accumulated other comprehensive income (loss)                               (1,651)      (2,156)
                                                                           ---------    ---------
     TOTAL STOCKHOLDERS' EQUITY                                               54,074       52,257
                                                                           ---------    ---------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 644,693    $ 642,108
                                                                           =========    =========


                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollars in Thousands, Except for Per Share Amounts)
                                    Unaudited

                                                      THREE MONTHS ENDED SEPTEMBER 30,
                                                      --------------------------------
                                                              2004        2003
                                                           ----------   ----------

INTEREST INCOME:
  Loans                                                    $    5,851   $    6,094
  Mortgage-backed securities                                      413          342
  Interest-bearing deposits                                        19            8
  Investment securities:
     Taxable                                                    1,288          546
     Non-taxable                                                  320          437
                                                           ----------   ----------
     TOTAL INTEREST INCOME                                      7,891        7,427
                                                           ----------   ----------
INTEREST EXPENSE:
  Deposits                                                      1,317        1,430
  Securities sold under agreements to repurchase                   46           32
  Short-term borrowings                                            86           27
  Long-term borrowings                                          1,328        1,230
                                                           ----------   ----------
     TOTAL INTEREST EXPENSE                                     2,777        2,719
                                                           ----------   ----------
NET INTEREST INCOME                                             5,114        4,708
  Provision for loan losses                                       102          380
                                                           ----------   ----------
     NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        5,012        4,328
                                                           ----------   ----------
OTHER INCOME:
  Investment services income                                    1,031          984
  Service charges and fees                                        794          771
  Gain on the sale of:
     Loans                                                         71           72
     Available for sale                                            77           75
  Other                                                           116          112
                                                           ----------   ----------
     Total other income                                         2,089        2,014
                                                           ----------   ----------
OPERATING EXPENSES:
  Salaries and employee benefits                                2,931        2,440
  Occupancy and equipment                                         736          709
  Data processing                                                 254          233
  Advertising                                                      81           29
  Deposit insurance premiums                                       16           15
  Other                                                         1,041          961
                                                           ----------   ----------
     TOTAL OPERATING EXPENSES                                   5,059        4,387
                                                           ----------   ----------
Income before income taxes                                      2,042        1,955
Income tax expense                                                520          441
                                                           ----------   ----------
  NET INCOME                                               $    1,522   $    1,514
                                                           ==========   ==========
EARNINGS PER SHARE (1)
  Basic                                                    $     0.30   $     0.30
                                                           ==========   ==========
  Diluted                                                  $     0.29   $     0.29
                                                           ==========   ==========
DIVIDENDS PER SHARE PAID DURING PERIOD (1)                 $     0.11   $     0.10
                                                           ==========   ==========
WEIGHTED AVERAGE SHARES OUTSTANDING (1)
  Basic                                                     5,122,108    5,044,667
                                                           ==========   ==========
   Diluted                                                  5,276,146    5,209,283
                                                           ==========   ==========

(1) Earnings per share, dividends per share and weighted average shares outstanding have been restated to reflect the effects of the 5% stock dividends paid in September 2004 and 2003.

                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS

                                                             THREE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                            --------------------
                                                              2004       2003
                                                            --------   --------
Average interest rate spread (2)                              3.42%      3.47%
Net yield on average interest-earning assets (2)              3.47%      3.51%
Ratio of average interest-earning
  assets to average interest-bearing liabilities              1.04 x     1.04  x
Non-performing assets to total assets                         0.64%      0.79%
Allowance for loan loss to total loans                        1.60%      1.46%
Return on equity                                             11.49%     12.25%
Return on assets                                              0.94%      1.02%
Book value per common share (1)                             $10.52     $ 9.84
Closing price of common stock at end of
  period (1)                                                $19.78     $20.82
Number of full-service offices at end of period                 12         10

(1) Per share amounts have been restated to reflect the effects of the 5% stock dividend paid in September 2004.
(2) Percentages are presented on a taxable equivalent basis.


The following details the tax equivalent adjustments in the above table:


                                               Three Months Ended September 30,
                    ----------------------------------------------------------------------------------------
                                      2004                                          2003
                    ------------------------------------------    ------------------------------------------
                       INTEREST        TAX          ADJUSTED         INTEREST         TAX         ADJUSTED
                        INCOME      ADJUSTMENT       INCOME           INCOME      ADJUSTMENT       INCOME
                    ------------------------------------------    ------------------------------------------
                                                    (Dollars in thousands)
Loans                  $ 5,851       $   19         $ 5,870          $ 6,094       $   14         $ 6,108
Investments              2,040          120           2,160            1,333          163           1,496
                    ------------------------------------------    ------------------------------------------
Total                  $ 7,891       $  139         $ 8,030          $ 7,427       $  177         $ 7,604
                    ==========================================    ==========================================
